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                                                                    EXHIBIT 11.1

                              CITRIX SYSTEMS, INC.

                   COMPUTATION OF PER SHARE EARNINGS (LOSSES)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                         YEAR ENDED          THREE MONTHS ENDED
                                        DECEMBER 31,             MARCH 31,
                                   ------------------------- ------------------
                                    1993     1994     1995     1996     1995
                                   -------  -------  ------- ------------------
Historical:
 Primary and fully diluted:
  Average shares outstanding.....    1,930    2,252    3,518   23,688     2,450
  Effect of dilutive redeemable
   convertible preferred stock
   based on the "if converted"
   method........................      --       --    14,602      --        --
  Net effect of dilutive stock
   options and warrants based on
   the treasury stock method.....      --       --     1,494    2,266       --
  Net effect of stock options
   granted within one year of
   initial public offering.......      790      790      790      --        790
                                   -------  -------  ------- -------- ---------
Total............................    2,720    3,042   20,404   25,954     3,240
                                   =======  =======  ======= ======== =========
Net income (loss)................  $(2,722) $   242  $ 1,895 $  2,853 $      (3)
Less redeemable convertible
 preferred stock accretion.......   (1,466)    (716)     --       --    (12,178)
                                   -------  -------  ------- -------- ---------
Net Income (loss) attributable to
 common shares...................  $(4,188) $  (474) $ 1,895 $  2,853 $ (12,181)
                                   =======  =======  ======= ======== =========
Per share amount.................  $ (1.54) $ (0.16) $  0.09 $   0.11 $   (3.76)
                                   =======  =======  ======= ======== =========
Supplementary:
 Primary and fully diluted:
  Average shares outstanding.....    1,930    2,252    3,518   23,688     2,450
  Effect of dilutive redeemable
   convertible preferred stock...   13,768   15,060   14,602      --     15,358
  Net effect of dilutive stock
   options and warrants based on
   the modified treasury stock
   method........................      --     2,092    1,494    2,266       --
  Net effect of stock options
   granted within one year of
   initial public offering.......      790      790      790      --        790
                                   -------  -------  ------- -------- ---------
Total............................   16,488   20,194   20,404   25,954    18,598
                                   =======  =======  ======= ======== =========
Net income (loss)................  $(2,722) $   242  $ 1,895 $  2,853 $      (3)
                                   =======  =======  ======= ======== =========
Supplementary per share amount...  $ (0.17) $  0.01  $  0.09 $   0.11 $     --
                                   =======  =======  ======= ======== =========
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